Exhibit 99.1

ASX Announcement	4 March 2015

Alumina Limited to file Form 15F to deregister in the United States under the Securities Exchange Act of 1934

Melbourne, Victoria – Alumina Limited (ASX: AWC) (“Alumina”) announced today that it has filed a Form 15F with the United States Securities and Exchange Commission (the “SEC”) with the intention of deregistering and terminating its reporting obligations under Section 13(a) and Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Alumina expects that the termination of its duty to file reports will become effective 90 days after the filing of Form 15F with the SEC. However, as a result of this filing, Alumina’s reporting obligations with the SEC, including its obligations to file annual reports on Form 20–F and reports on Form 6–K, will immediately be suspended.

Alumina’s ordinary shares will continue to be listed and trade on the Australian Stock Exchange under the symbol “AWC.” Alumina’s annual report, financial statements and periodic press releases will also continue to be available on Alumina’s website at http://www.aluminalimited.com.

Alumina remains committed to its US investor base and will retain high standards of corporate governance required under the ASX and continue to provide comprehensive and transparent financial reporting.

Holders of ADR’s should contact Alumina Limited’s ADR Depositary, Bank of New York, on +1-201-680-6825 (for callers from outside the US) or 1-888-269-2377 (for callers within the US) for further information.

For investor enquiries:	For media enquiries:

Chris Thiris Chief Financial Officer Phone: +61 3 8699 2603 chris.thiris@aluminalimited.com	Nerida Mossop Hinton and Associates Phone: +61 3 9600 1979 Mobile: +61 437 361 433

/s/ Stephen Foster Stephen Foster Company Secretary 4 March 2015

Alumina Limited

ABN 85 004 820 419

GPO Box 5411

Melbourne Vic 3001

Australia

Level 12 IBM Centre

60 City Road

Southbank Vic 3006

Australia

Tel +61 (0)3 8699 2600

Fax +61 (0)3 8699 2699

Email info@aluminalimited.com